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                                                                     EXHIBIT 4.5

              SUMMARY OF THE COLE NATIONAL CORPORATION 401(k) PLAN

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PLAN NAME:                          Cole National Corporation 401(k) Plan

EFFECTIVE DATE:                     March 1, 2002

TRUSTEE:                            CIGNA Bank & Trust, FSB

PLAN YEAR:                          January 1 - December 31

ELIGIBILITY REQUIREMENTS:           Service Requirement:  90 days

ENTRY DATES:                        At any time upon attaining eligibility. Can enter plan by calling AnswerLine or enrolling on
                                    AnswerNet.

ELIGIBILITY CALCULATION:            CIGNA Trac:    Yes
                                    Kits sent to employee homes 30 days prior to date of eligibility.

VESTING SCHEDULE:                   Years of Service           Percentage Vested
                                    ----------------           -----------------
                                    1 yr                       25%
                                    2 yr                       50%
                                    3 yr                       75%
                                    4 yr                       100%

VESTING DETERMINATION:              A Year of Service for vesting purposes is defined as:
                                    1000 hours

FORFEITURES:                        Non-vested participant dollars will be forfeited immediately upon initiating a termination distribution from the Plan. For those participants who at one time had an account balance over your plan's cashout threshold, and who choose to leave their money in the plan, forfeitures will be generated upon incurring five consecutive one-year breaks-in-service. A break-in-service is a vesting period in which a participant does not work more than 500 hours.

                                    Forfeiture Reinstatement:
                                    Required payback of vested balance taken at time of distribution in order to have non-vested balance restored to account if rehired within a five year break-in-service.

                                    Forfeitures will be used as an employee credit for contributions and expenses.
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CONTRIBUTIONS:                      CONTRIBUTION PROCESSING
                                    Submit Employee Pre-tax contribution allocations via Electronic Data Transfer (EDT) on a bi-weekly basis. CIGNA reviews the allocation and requests contribution dollars upon elimination of any file errors. In the event of any file errors, we will ask that a new file be sent upon clean-up of all errors. Following our request, contribution dollars will be transmitted via wire transfer. These contribution dollars are invested as of the date of receipt, provided the monies are received by CIGNA bank by 4:00 p.m. EST.

                                    PRETAX CONTRIBUTIONS
                                    The Plan currently allows for participants to defer from 1 to 17% of eligible earnings on a pre-tax basis.

                                    COMPANY MATCH CONTRIBUTIONS
                                    The client will make matching contributions on an annual basis to those participants actively participating in the Plan in the amount of 10% of pre-tax contributions made. Participants must be employed on the last day of the Plan Year and must have worked 1000 hours during the Plan
                                    Year. A participant who died, became disabled while an employee or terminated employment after attaining Normal Retirement Age will be eligible for the Match. The match will be calculated by
                                    CIGNA.

                                    DISCRETIONARY CONTRIBUTIONS
                                    The plan includes the option to make discretionary contributions on an annual basis. The discretionary contribution will be calculated by Cole National.

                                    DEFAULT FUND
                                    Contributions made for those participants not having investment elections will be defaulted into the CIGNA Guaranteed Income Fund.

                                    ROLLOVER CONTRIBUTIONS
                                    Rollover contributions may be made into the plan by all employees.

ENROLLMENT/DEFERRAL PERCENTAGE      Upon satisfying the Plan eligibility requirements, employees may enroll in the plan on the first
CHANGES AND SUSPENSIONS:            day of any month by calling CIGNA's 1-800 number, AnswerLine. At the time of eligibility, CIGNA will mail a kit directly to newly eligibles. This kit will contain general Plan information, fund information and instructions on how to enroll.

                                    Participants may change their salary deferral election anytime by calling AnswerLine or logging onto AnswerNet. Participants may also suspend their salary deferral election, and enter into a new salary deferral arrangement, at any time. In addition, a mandatory suspension of six months will be assessed to participants taking a Hardship Withdrawal.
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COMPENSATION:                       CONTRIBUTIONS/HCE DETERMINATION
                                    Includes pretax contributions, but does not include imputed income on excess life insurance, moving allowances, company car benefits, education assistance and graduate education assistance.

FUND TRANSFERS:                     Participants may elect to transfer all or a portion of their existing account balance on a daily basis through AnswerLine and AnswerNet. Transfer requests will be made by electing a percentage of one fund that is to be transferred to another fund in increments of 1%.

LOAN REPAYMENTS:                    During the transition period, loan repayments can not be processed. Once the loans are converted into the recordkeeping system, loan repayments will be processed.

                                    In an on going environment, loan repayments will be processed on a bi-weekly basis.

                                    Number of loans allowed = 2.

                                    Same for all sources: yes

INVESTMENT ELECTIONS:               Participants may elect new investment elections on a daily basis in 1% increments via CIGNA's
                                    AnswerLine and AnswerNet. Investment elections chosen by the participant will affect all sources.
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EVENT DISTRIBUTIONS                 Upon termination, retirement, death or becoming permanently disabled, participants and
(TERMINATION,  DEATH,               beneficiaries will have the ability to discuss distribution options with specialists in CIGNA's
RETIREMENT & DISABILITY)            Distribution Assistance Group. These specialists, accessible through AnswerLine, will discuss options such as leaving the money in the plan, direct rollovers to qualified plans and lump-sum payouts as well as the implications of each option. In addition, the specialists will mail all required forms and notices directly to the participant's home address. The process is as follows:

                                    Provide CIGNA with information for participants who have separated from service through
Lump sum in cash or stock,          Non-Financial Electronic Data Transfer (EDT).
or part cash/part stock.
                                    Direct the terminating plan participant to call AnswerLine and opt-out to a Distribution
Installments in cash or             Specialist.
stock, or both, over a
period of years not exceeding       CIGNA will notify these participants of the time limit in place to make a distribution election.
the life expectancy of              If an election is not made within the allotted time, a lump-sum cash payment will be made to the
the participant or joint            participant, if the account balance is less than the plan's cashout threshold of $5000. If the
life expectancy of the              account balance is equal to, or greater than $5000, the account will defer into the plan and
participant or Beneficiary.         administration will continue through our Direct Service Option.

                                    The Direct Service Option is the current deferral option offered by CIGNA. For those participants who terminate and choose to leave their money in the plan, CIGNA will administer them directly for an annual fee of $40.00. Although these participants and their assets will remain part of the plan, CIGNA assumes the ongoing responsibility of administering these accounts.
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HARDSHIP WITHDRAWALS:               If a withdrawal request is deemed to be due to a hardship, a participant may withdraw all of his/her account balance. Hardship withdrawals are subject to a 10% federal withholding tax and
Sources allowed:                    may also be subject to an additional 10% excise tax if the participant is under 59 1/2. As a
Pre-Tax                             rule, earnings on pre-tax contributions may not be withdrawn for hardship withdrawals due to
Company Match                       IRS regulations.  However, earnings that were a part of the plan assets as of 12/31/88 can be
Discretionary Match                 withdrawn.
Rollover
                                    Hardship Withdrawals must be initiated on account of one or more of the following:
6 Month suspension
                                    1.  Deductible medical or dental expenses
Hardship withdrawal                 2.  Purchase, excluding mortgage payments, of a primary residence
approval outsourced to              3.  Payment of post-secondary education
CIGNA.                              4.  Prevent the eviction of the participant from primary residence

                                    Participants may inquire on amounts available and initiate Hardship Withdrawals through
                                    AnswerLine. Upon initiation, hardship withdrawal paperwork will be produced and mailed directly to participant's home. The approval of Hardship Withdrawals will be outsourced to CIGNA. As such, upon acceptance of the terms of the Hardship Withdrawal, the participant must sign the paperwork and return it to CIGNA. CIGNA will then review the request. Checks will be mailed directly to the participant's home.


IN-SERVICE WITHDRAWALS              Inservice withdrawals are not allowed on this plan.

AGE 59 1/2 WITHDRAWALS:             Upon attaining 59 1/2, participants may, at any time, withdraw their total vested account
Sources Available:                  balance.  Requests for Inservice Withdrawals upon attaining 59 1/2 may be initiated by
Employee Pre-Tax                    participants through AnswerLine on a daily basis.
Company Match
Discretionary Match                 Approval of the Age 59 1/2 Withdrawals has been outsourced to CIGNA. Signed paperwork must be
Qualified Nonelective Cont          submitted to CIGNA in the same fashion as Hardship Withdrawals.
Qualified Matching Cont
Rollover
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LOANS:                              Loans are permitted for a minimum of $1,000 while the maximum loan allowed by law is the lesser of $50,000 or 50% of the participant's vested account balance.  The total number of outstanding
Two loans at a time.                loans allowed per participant is two.

Minimum $1000                       Loans may be initiated through AnswerLine on a daily basis.  Participants will have the ability to model several loans at one time while developing the best scenario given their financial
General Purpose: 1-5 yrs            status.  Loans are modeled using the participant's payroll frequency, the current loan interest rate and a specified dollar amount or repayment amount. Upon confirmation of the desired
Primary Residence: 1-10 yrs         scenario, the participant will receive a set of loan paperwork to be filled out, and returned to CIGNA for approval in the same fashion as Hardship and Age 59 1/2 Withdrawals. A check,
All funds/sources available         Promissory Note, Disclosure Statement and Amortization Schedule will be mailed to the participant.
Must take a loan before a
hardship.                           Each weekly Electronic Data Transfer file sent from CIGNA will contain amortization information for new loans.  This data will then be used to populate the payroll system.  Loan repayments
At termination, the loans will      will be done via payroll deduction.    Loan payoffs can be sent to CIGNA via check.
become a taxable distribution.
                                    The loan program is currently being set up with an interest rate equal to the Prime Rate quoted
Rollover of loan notes into and     in the Wall Street Journal on the first business day of the calendar quarter, + 1%. CIGNA will
out of the plan is not permitted.   monitor and update this rate as necessary.

                                    Full prepayment of a loan is allowed. A loan is in default if a payment is not received by CIGNA within 90 days. The client must notify CIGNA in writing of those participants who have defaulted on their loan and need to receive a taxable distribution.

RETIREMENT:                         A participant's Normal Retirement Date is defined as the date a participant reaches age 65.

                                    Early retirement is not permitted under the plan.

SPOUSAL CONSENT REQUIREMENTS:       The Plan does require spousal consent for loans, withdrawals and event distributions.

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                              INVESTMENT FUND INFORMATION

MAPPED INTO CIGNA FUNDS

CIGNA Guaranteed Income Fund  (GIF)

State Street Global Adv. Int. Bond  (SSI)

CIGNA Lifetime 50  (LT5)

Large Cap Value - Wellington  (LV3)

Large Co. Stock Index  (SIP)

Large Co. Stock Index  (SIP)

Large Cap Growth - Dresdner RCM  (LG3)

Alliance Technology

Templeton Foreign  (TFF)

Cole National Corporation Company Stock

Oakmark Select 1

Mid Cap Growth - Artisan

Strong Advisor Small Cap Value

Small Cap Growth - Times Square

CIGNA Lifetime 20

CIGNA Lifetime 30

CIGNA Lifetime 40

CIGNA Lifetime 60

Alliance Technology

Cole National Corporation Company Stock


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